Valeritas Reports Fourth Quarter and Full Year
2018 Financial Results

Company Will Host a Conference Call and Webcast Today, March 5, at 4:30 PM ET
BRIDGEWATER, N.J., March 5, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced financial results for the three months and full year ended December 31, 2018.

2018 Highlights:

•
Revenues in the fourth quarter grew 19% year-over-year to $6.9 million from $5.8 million in the fourth quarter of 2017 and grew 30% to $26.4 million for the full year ended December 31, 2018 from $20.2 million for the full year 2017.

•
Gross margin for the fourth quarter was 47.3%, compared to 45.2% in the fourth quarter of 2017, a year-over-year improvement of 210 basis points and 47.1% for the full year 2018 compared to 40.3% for the full year 2017, an improvement of 680 basis points.

•	Multiple international distribution agreements were signed to bring V-Go to 14 countries and territories.

•	Additional capital was raised to strengthen the balance sheet and to prepare for U.S. sales force expansion in the first quarter of 2019.

•	Two significant managed care wins were executed, placing V-Go on formulary in the preferred position at the beginning of 2019.

"2018 was a successful year for Valeritas, as we accomplished numerous goals including generating higher year-over-year total prescription growth in every quarter and expanding the global footprint for V-Go,” said John Timberlake, President and Chief Executive Officer of Valeritas. "Importantly, additional studies continue to demonstrate that use of V-Go provides significant clinical and economic benefits compared to conventional insulin injection delivery in patients with Type 2 diabetes. With the just completed expansion of our U.S. sales force by twenty-five territories, we look forward to building on our momentum of strong execution, and we remain confident in our ability to drive solid sales volume and patient market share in 2019."

Fourth Quarter 2018 Financial Results
Total revenue for the fourth quarter of 2018 was $6.9 million, a 19% increase from $5.8 million in the fourth quarter of 2017. This overall growth was driven primarily by a continued increase in total prescriptions from our targeted accounts which grew 26% over the fourth quarter of 2017 and 8% sequentially. Overall, total prescriptions for the fourth quarter grew 16% year over year and 7% sequentially as total prescriptions in our non-targeted accounts declined 4% year over year but increased 2% from last quarter.
Gross profit in the fourth quarter of 2018 was $3.3 million, an increase of 25% as compared to $2.6 million in the same period in 2017, with gross margin increasing to 47.3% from 45.2%. The increase in gross margin was driven by improved manufacturing efficiencies offset by a slight decrease in the V-Go net price as compared to the same period in 2017.
Operating expenses in the fourth quarter of 2018 were $14.1 million, a 15% decrease from the fourth quarter of 2017. Excluding the one-time expense of $3.7 million for impairment of assets in the fourth quarter of 2017, operating expenses increased 9% driven by increased investment in the Company’s commercial initiatives and Research and Development (R&D) related to continued development of the V-Go SIM.
Net loss in the fourth quarter of 2018 was $11.9 million as compared to a net loss of $14.9 million in the fourth quarter of 2017. Excluding the one-time expense of $3.7 million in the fourth quarter of 2017, net loss in the fourth quarter of 2017 was $11.2 million. The increase in net loss in the fourth quarter of 2018 was due to the fourth quarter increase in operating expenses described above.

Full Year 2018 Financial Results

Revenue for the year ended December 31, 2018 increased 30% to $26.4 million, from $20.2 million for the year ended December 31, 2017. The increase in revenue was driven by a 26% growth in total prescriptions from the Company’s targeted accounts slightly offset by a 4% decline in total prescriptions from the Company's non-targeted accounts and a 7% increase in the V-Go net price as compared to 2017.

Gross profit for the full year 2018 was $12.4 million, or 47.1% gross margin, up from $8.2 million, or 40.3% gross margin for the full year 2017. The increase in the Company’s gross margin was due to manufacturing efficiencies, overhead cost-reductions, and a 7% increase in the net price for V-Go.

Operating expenses for the full year 2018 were $54.5 million, an increase of 2% from $53.4 million in the prior year. Excluding a $3.7 million one-time expense for impairment of assets which occurred in the fourth quarter of 2017, operating expense in 2018 would have increased by 10% year over year. This increase was driven primarily by the Company’s commercial initiatives and an increase in R&D primarily related to the Company's V-Go SIM.

Net loss for the full year 2018 was $45.9 million, a 7% decrease from $49.3 million for 2017. Excluding the one-time expense from the fourth quarter of 2017, net loss increased by 1% year over year due to the increase in operating expenses related to the expansion of the sales force and an increase in R&D expense.

Total cash and cash equivalents were $47.8 million as of December 31, 2018.

Guidance
Revenue for 2019 is projected to be approximately $30 million to $34 million and revenue in the first quarter of 2019 is projected to be between $6.2 and $6.3 million. We expect gross margin to be between 47% and 48% for the first quarter. Operating expense for the first quarter is expected to increase to between $16 and $17 million compared to $14 million in the fourth quarter due to costs related to the expansion of our sales force by approximately 50% in January of this year. We also expect cash, cash equivalents and investments to be between $32.5 million and $33.5 million on March 31, 2019, with a projected increase in total liabilities of approximately $3 million in the first quarter of 2019 as compared to the fourth quarter of 2018.

Conference Call Information
Valeritas will hold a conference call to discuss the results today, Tuesday, March 5, 2019, at 4:30 PM ET. The dial-in numbers are (833) 299-8115 for domestic callers and (647) 689-4542 for international callers. The conference ID number is 9876314. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

A replay of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com until the Company reports its Q1 2019 financial results. In addition, a telephonic replay of the call will be available through March 6, 2019. The replay dial-in numbers are (800) 585-8367 for domestic callers and (416) 621-4642 for international callers. Please use the replay pin number 9876314.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

VALERITAS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenue, net	$6,894	$5,781	$26,398	$20,245
Cost of goods sold	3,636	3,169	13,974	12,080
Gross margin	3,258	2,612	12,424	8,165
Operating expense:
Research and development	1,685	2,027	7,372	7,126
Selling, general and administrative	12,424	10,898	47,142	42,596
Long-lived asset impairment costs	—	3,711	—	3,711
Total operating expense	14,109	16,636	54,514	53,433
Operating loss	(10,851)	(14,024)	(42,090)	(45,268)
Other income (expense), net:
Interest expense, net	(1,008)	(915)	(3,812)	(4,263)
Change in fair value of derivative liabilities	—	221	—	221
Other income (expense)	(5)	(217)	(27)	9
Total other income (expense), net	(1,013)	(911)	(3,839)	(4,033)
Loss before income taxes	(11,864)	(14,935)	(45,929)	(49,301)
Provision for income taxes	—	—	—	—
Net Loss	$(11,864)	$(14,935)	$(45,929)	$(49,301)
Preferred Stock dividend	$(550)	$(557)	$(2,200)	$(1,711)
Net loss attributable to common stockholders	$(12,414)	$(15,492)	$(48,129)	$(51,012)
Net loss per share of common share outstanding — basic and diluted	$(0.20)	$(3.10)	$(1.71)	$(8.94)
Weighted average common shares outstanding — basic and diluted	62,458,496	7,007,782	28,131,836	5,708,577

VALERITAS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$47,758	$25,961
Accounts receivable, net	6,294	3,991
Inventories, net	6,824	8,105
Deferred cost of goods sold	—	539
Prepaid expense and other current assets	1,200	876
Total current assets	62,076	39,472
Property and equipment, net	6,097	5,469
Other assets	447	148
Total assets	$68,620	$45,089
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of capital lease obligation	$123	$—
Accounts payable	4,916	5,644
Accrued expense and other current liabilities	8,851	5,798
Deferred revenue	—	1,638
Total current liabilities	13,890	13,080
Long-term debt, related parties (net of issuance costs of $104 and $125, respectively).	40,192	36,009
Other long-term liabilities	109	58
Capital lease obligation, less current portion	140	—
Total liabilities	54,331	49,147
Commitments and contingencies (note 15)
Stockholders’ equity (deficit)
Convertible preferred stock, $0.001 par value; 50,000,000 shares authorized at December 31, 2018; 2,750,000 shares issued and outstanding at December 31, 2018 and December 31, 2017. (aggregate liquidation value of $31,411 and $29,211 at December 31, 2018 and December 31, 2017, respectively).	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 99,956,291 shares issued and 99,948,437 shares outstanding at December 31, 2018 and 7,015,636 shares issued and 7,007,782 shares outstanding at December 31, 2017	100	7
Additional paid-in capital	534,081	469,877
Accumulated deficit	(519,871)	(473,921)
Treasury stock, at cost (7,854 shares)	(24)	(24)
Total stockholders’ equity (deficit)	14,289	(4,058)
Total liabilities and stockholders’ equity (deficit)	$68,620	$45,089